Exhibit (14)(e)

Report of Independent Registered Accounting Firm on Supplemental Information

The Board of Directors and Shareholders of American Capital, Ltd.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of American Capital, Ltd., including the consolidated schedules of investments, as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2015, and the consolidated financial highlights for each of the five years in the period ended December 31, 2015, included in this joint Proxy Statement of Ares Capital Corporation and American Capital, Ltd. that is made part of the registration statement (Form N-14 No. 333-               ) and Prospectus of Ares Capital Corporation (collectively the “Registration Statement”), and have expressed an unqualified opinion herein dated February 16, 2016. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of American Capital, Ltd., including the consolidated schedules of investments, as of December 31, 2013, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in net assets, and cash flows for the years ended December 31, 2012 and 2011, which are not included in the Registration Statement, and have expressed unqualified opinions on those financial statements. The senior securities table has been subjected to audit procedures performed in conjunction with the audit of American Capital, Ltd.’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

McLean, Virginia

July 19, 2016